Exhibit 99.8

PROXY STATEMENT

Your proxy, in the form enclosed, is solicited by the Board of Directors of Nodak Mutual Insurance Company (“Nodak Mutual” or the “Company”) for use at a Special Meeting of its members to be held on _________, 2016 and any adjournment of that meeting, for the purposes set forth below. Only persons owning policies issued by Nodak Mutual that were in force at the close of business on _________, 2016 are entitled to notice of and to vote at the Special Meeting. The Board of Directors urges you to sign and return your proxy even if you plan to attend the Special Meeting.

IMPORTANT NOTICE

The Plan of Conversion described in this Proxy Statement was approved by the North Dakota Insurance Department (the “Insurance Department”). Approval of the Plan of Conversion by the Insurance Department does not constitute or imply that the Insurance Department has endorsed the Plan of Conversion described in this Proxy Statement, nor does such approval constitute investment advice or a recommendation by the Insurance Department on how you should vote on the Plan of Conversion.

Introduction

A special meeting of the Voting Members (defined below) of Nodak Mutual will be held at [the Company’s offices at 1101 1st Avenue North], Fargo, North Dakota 58102 on ______________________, __________, 2016, at _______ __.m., local time (the “Special Meeting”). The purpose of the Special Meeting is to consider and vote upon (i) a Plan of Mutual Property and Casualty Insurance Company Conversion and Minority Offering, as amended (the “Plan of Conversion”), (ii) the proposed amended and restated articles of incorporation of Nodak Mutual (a copy of which is attached hereto as Exhibit B), and (iii) the proposed reorganization whereby Nodak Mutual Group, Inc., a newly formed North Dakota nonstock corporation will become the mutual holding company for Nodak Mutual (the “Reorganization”). The Plan of Conversion has been adopted by the Company’s Board of Directors and approved by the Insurance Department, and a copy of the Plan of Conversion is attached hereto as Exhibit A. If the Plan of Conversion and the Reorganization are approved at the Special Meeting, Nodak Mutual will convert from a North Dakota mutual insurance company to a North Dakota stock insurance company (the “Conversion”) and will form a new mutual holding company pursuant to the provisions of the North Dakota Mutual Property and Casualty Company Conversion Law (the “Act”) and the North Dakota Mutual Insurance Company Reorganization Law.

“Voting Members” are the persons who were named insureds under Nodak Mutual insurance policies that were in force on _____________, 2016, which is the record date for the Special Meeting established by the Board of Directors of the Company.

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Overview of the Conversion

Nodak Mutual currently exists and operates as a mutual insurance company. This means that Nodak Mutual has no shareholders. Instead, Nodak Mutual has members consisting of the policyholders who have insurance coverage with Nodak Mutual.

Under the Act, a North Dakota mutual insurance company that offers property and casualty insurance, such as Nodak Mutual, can adopt a plan to convert from a mutual insurance company to a stock insurance company. Mutual insurance companies may decide to convert into stock companies for many different reasons. Mutual insurance companies have limited access to the capital markets. By converting to stock form, a mutual insurance company gains the ability to raise capital through sales of its stock. By raising additional capital, Nodak Mutual strengthens its ability to pay claims made by its policyholders and defend and pay claims made against its policyholders. Stock insurance companies also are better able to make strategic acquisitions of other insurance companies and to enter into strategic business combinations with other insurers and insurance holding companies. In addition, stock insurance companies can use stock incentive programs to help them attract and retain key management personnel.

Nodak Mutual’s Board of Directors adopted the Plan of Conversion principally because it will: (i) preserve Nodak’s mutual form of organization through the formation of Nodak Mutual Group as the mutual holding company for NI Holdings (as defined below) and Nodak Insurance Company; (ii) increase the capital of Nodak Mutual and strengthen its ability to honor its contractual obligations to policyholders; (iii) provide the additional capital that will permit Nodak Mutual to grow its written premiums and perhaps expand into additional states; and (iv) enhance Nodak Mutual’s ability to acquire other property and casualty insurance companies, insurance holding companies and insurance agencies.

The Company’s Plan of Conversion consists of the following steps:

1.	Nodak Mutual will convert to a stock company and change its name to “Nodak Insurance Company.” As part of the conversion, Nodak Insurance Company will issue all of its shares of capital stock to Nodak Mutual Group. Nodak Mutual policyholders who formerly were “members” of Nodak Mutual will no longer be members of Nodak Insurance Company, but they will become members of Nodak Mutual Group and will elect the board of directors of Nodak Mutual Group. The insurance policies issued by Nodak Mutual will remain in full force and effect and become insurance policies of Nodak Insurance Company. The conversion of Nodak Mutual to a stock insurance company will not change the price, benefits, renewability or any other feature, term or condition of a policyholder’s insurance coverage.

2.	NI Holdings, Inc., a newly formed North Dakota stock corporation (“NI Holdings”), will issue shares of its common stock to Nodak Mutual Group in exchange for all of the outstanding shares of capital stock of Nodak Insurance Company. As a result, Nodak Insurance Company will become a wholly owned subsidiary of NI Holdings.

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3.	NI Holdings will offer shares of its common stock (“Conversion Stock”) for sale in a public offering described in greater detail below (hereinafter, the “Offering”). The common stock of NI Holdings will be offered for sale pursuant to a Registration Statement and Prospectus filed and effective under the Securities Act of 1933, as amended. Immediately after completion of the Offering, Nodak Mutual Group will own 55% of the outstanding common stock of NI Holdings. Therefore, Nodak Mutual Group, through its board of directors, will be able to control who is elected to the NI Holdings board of directors.

4.	Policyholders of Nodak Mutual as of January 21, 2016 (the date the Plan of Conversion was adopted) will be granted rights to subscribe to purchase shares of common stock of NI Holdings in the Offering. These subscription rights provide such policyholders the opportunity to purchase shares before orders from any other purchasers may be accepted. Members of Nodak Mutual as of January 21, 2016 are referred to as “Eligible Members.” If shares remain available for sale after the subscriptions of the Eligible Members are filled, such remaining shares will be sold to other purchasers (as described in greater detail in the Prospectus of NI Holdings accompanying this Proxy Statement). The Conversion Stock will be offered for sale at $10.00 per share. An Eligible Member who wishes to subscribe must purchase at least 25 shares of stock and may not purchase more than 5% of the total number of shares of stock sold in the Offering. Other limitations apply to the Offering, which are described in greater detail in the Prospectus. Any Eligible Member that does not subscribe to purchase shares of stock in the offering will have such member’s subscription rights redeemed by NI Holdings for cash. For a description of how redemption of such subscription rights will occur, see “Redemption of Subscription Rights” below.

Information Relating to Voting at the Special Meeting

In accordance with the terms of Nodak Mutual’s articles of incorporation and bylaws, the terms of the Plan of Conversion and the provisions of the Act, each Eligible Voter is entitled to notice of, and to vote at, the Special Meeting, and will be entitled at the Special Meeting to cast one vote, regardless of the number of policies of insurance held by that Eligible Voter. A person who is an “Eligible Voter” with reference to more than one policy shall have only one vote.

Approval of the Plan of Conversion will require the affirmative vote, either in person or by proxy, of at least two-thirds of the votes cast at the Special Meeting. Approval of the reorganization whereby Nodak Mutual Group becomes the mutual holding company for NI Holdings and Nodak Insurance Company will require the affirmative vote, either in person or by proxy of at least a majority of the votes cast at the Special Meeting.

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Eligible Voters may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by Nodak Mutual before the Special Meeting will be voted in accordance with the instructions indicated thereon. If no contrary instructions are given, such proxies will be voted in favor of (i) the Plan of Conversion, (ii) the amended and restated articles of incorporation of Nodak Mutual, and (iii) the formation of Nodak Mutual Group as the mutual holding company for NI Holdings and Nodak Insurance Company. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any Eligible Voter giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of Nodak Mutual at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person.

The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof. They will not be used at any other meeting.

Relationship Between this Proxy Statement and the Prospectus

A copy of the Prospectus for the offering of NI Holdings’ common stock accompanies this Proxy Statement. This Proxy Statement summarizes and presents selected information from the Prospectus and may not contain all the information that might be important to an Eligible Voter in deciding whether to (i) vote for adoption and approval of the Plan of Conversion, and/or (ii) subscribe for the purchase of Conversion Stock in the Offering. To understand the Offering fully, Eligible Members should read the Prospectus carefully, including the financial statements and the notes to financial statements of Nodak Mutual that are included in the Prospectus. Eligible Members also may wish to review the Plan of Conversion. A copy of the Plan of Conversion is attached hereto as Exhibit A and is available for review and downloading on Nodak Mutual’s website at http://www.nodakmutual.com.1

The decisions to be made by an Eligible Voter in voting on the Plan of Conversion and in deciding whether to purchase Conversion Stock or redeem subscription rights for cash are separate. For instance, you may vote in favor of the Plan of Conversion, but decide not to purchase any Conversion Stock and instead redeem your subscription rights for cash. Or, you may vote against the Plan of Conversion, but decide to purchase Conversion Stock or redeem subscription rights for cash. Only Eligible Voters who are also Eligible Members will be granted subscription rights that can be exercised to purchase Conversion Stock or be redeemed for cash.

If for any reason the Plan of Conversion and the Reorganization are not approved by Eligible Voters, the Conversion will not be completed, no Conversion Stock will be sold, and no subscription rights will be redeemed.

[1]	This reference to Nodak Mutual’s website includes only the documents available for review under the “Nodak Mutual Plan of Conversion” tab. Any other information available on Nodak Mutual’s website is not part of this Proxy Statement.

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The Parties

NI Holdings

NI Holdings, Inc. is a North Dakota business corporation organized on May 12, 2016 by Nodak Mutual for the purpose of becoming the intermediate stock holding company of Nodak Mutual and its subsidiaries following closing on the Conversion. NI Holdings’ executive offices are located at 1101 First Avenue, Fargo, North Dakota 58102. NI Holdings’ Board of Directors consists of six members, three of whom currently serve as directors of Nodak Mutual.

NI Holdings will not have engaged in any operations prior to completion of the Conversion. After completion of the Conversion, NI Holdings’ primary assets will be the outstanding capital stock of Nodak Insurance Company, along with the amount of the net proceeds realized from the Offering of its common stock that remains after the use of such proceeds as described in the Prospectus.

NI Holdings intends to apply to have its common stock listed for trading on the NASDAQ Stock Market.

Nodak Mutual

Nodak Mutual Insurance Company is a North Dakota mutual insurance company organized in 1946. Its main offices are located at 1101 First Avenue, Fargo, North Dakota 58102, and its telephone number is (701) 298-4200. At December 31, 2015, Nodak Mutual had total consolidated assets of $261.2 million and total equity of $150.5 million. During 2015, Nodak Mutual had direct written premiums of $172.8 million. Nodak Mutual offers multi-peril crop, crop hail, homeowners and farmowners, auto and other property and casualty insurance exclusively to members of the North Dakota Farm Bureau.

Nodak Mutual Group

Nodak Mutual Group, Inc. is a North Dakota nonstock corporation organized on ________________, 2016 by Nodak Mutual for the purpose of becoming the mutual holding company of NI Holdings and its subsidiaries following closing on the Conversion. The executive offices of Nodak Mutual Group are located at 1101 First Avenue, Fargo, North Dakota 58102. Nodak Mutual Group’s Board of Directors consists of twelve members, all of whom currently serve as directors of Nodak Mutual.

Nodak Mutual Group will not have engaged in any operations prior to completion of the Conversion. After completion of the Conversion, Nodak Mutual Group’s primary assets will be the outstanding capital stock of NI Holdings and its subsidiaries.

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The Conversion

Nodak Mutual adopted the Plan of Conversion on January 21, 2016. The Conversion involves a series of transactions by which Nodak Mutual will convert from a mutual insurance company to a stock insurance company. Following the Conversion, Nodak Mutual will become a subsidiary of NI Holdings.

As an integral part of the Conversion, NI Holdings will offer for sale in a subscription rights offering between 7,650,000 and 10,350,000 shares of NI Holdings’ common stock (“Subscription Offering”). The Subscription Offering will be made in the following order of priority:

5.	First to “Eligible Members” – “Eligible Members” are the named policyholders of Nodak Mutual who were insured under Nodak Mutual insurance policies that were in force on January 21, 2016.

6.	Next to the ESOP – NI Holdings will form an employee stock ownership plan (the “ESOP”) for the benefit of its employees. The ESOP will purchase 240,000 shares in the Offering. NI Holdings will make a loan to the ESOP to fund the purchase of such shares.

7.	Last, to Directors and Officers of Nodak Mutual –The directors, officers and employees of Nodak Mutual.

Subscriptions will be accepted by NI Holdings under the priorities described above.

If any shares of Conversion Stock remain available for purchase after the Subscription Offering, they will be offered to the general public (the “Community Offering”). The Plan of Conversion provides that NI Holdings will give preferential treatment to orders received in the Community Offering from: people who became policyholders of Nodak Mutual after January 21, 2016; insurance producers appointed by Nodak Mutual; members of the North Dakota Farm Bureau who are not policyholders of Nodak Mutual; employees of Nodak Mutual’s subsidiaries; residents of North Dakota; insurance producers appointed by Nodak Mutual’s affiliates; and residents of South Dakota, Minnesota, Nebraska, Nevada and Arizona, subject, however, to the right of NI Holdings to accept or reject any order to purchase shares in the community offering in its sole and absolute discretion. NI Holdings may accept subscriptions under the Subscription Offering and orders received under the Community Offering simultaneously. Payments received on stock orders that are not accepted will be refunded (without interest).

The purchase price for the Conversion Stock will be $10.00 per share. All purchasers will pay the same price per share in the Offering.

The Conversion will permit policyholders of Nodak Mutual, the management and employees of Nodak Mutual, and the general public to become equity owners of NI Holdings and to share in its future. The Conversion also will provide additional capital that will enhance the ability of Nodak Mutual to expand its business.

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Completion of the Conversion is subject to various conditions, including approval of the Conversion by the Voting Members of Nodak Mutual, completion of the Offering, and receipt of all necessary regulatory approvals.

Transfers of Subscription Rights

Eligible Members will be granted subscription rights in connection with the Conversion that will permit them to purchase shares of NI Holdings common stock in the Offering (the “subscription rights”) or redeem their subscription rights for cash. An Eligible Member may transfer all, but not less than all, of such member’s subscription rights only as follows, and any other attempted transfer will be void and not recognized:

(i) to such member’s spouse or children;

(ii) to a trust or other estate or wealth planning entity established for the benefit of such member or such member’s spouse or children;

(iii) such member’s individual or joint individual retirement account (an IRA) or other tax qualified retirement plan; or

(iv) to NI Holdings in connection with the redemption of such subscription rights. See “Redemption of Subscription Rights” below.

Each Eligible Member will receive 322 subscription rights; provided, however, that solely with respect to the exercise of subscription rights to purchase Conversion Stock, and not for redemption purposes, each Eligible Member will be deemed to have subscription rights to purchase up to 5% of the shares sold in the Offering.

Nodak Mutual’s Reasons for the Conversion

The Board of Directors of Nodak Mutual has determined that the Conversion will enhance the Company’s strategic and financial flexibility by (i) providing additional capital that will enable NI Holdings and Nodak Mutual to pursue a business strategy of growth through strategic acquisitions and internal expansion; (ii) creating a corporate structure that will enable it to access the capital markets while maintaining its mutual structure through Nodak Mutual Group; and (iii) providing a publicly traded security that can be used as consideration in the acquisition of other property and casualty insurance companies and insurance holding companies. These factors will also assist the Company in achieving its goal of remaining an independent, effective and competitive insurance company serving its policyholders and communities. The Conversion will also permit Nodak Mutual policyholders, directors and employees, and possibly other members of the general public, to become equity owners of NI Holdings.

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As a mutual insurance company, Nodak Mutual does not have shareholders, and it has no authority to issue capital stock. By converting to the capital stock form of organization, Nodak Mutual will be structured in the form used by most insurance companies and most business entities. A capital stock form of organization will provide additional flexibility to diversify Nodak Mutual’s geographic market through existing or newly formed subsidiaries and through acquisitions of other insurance companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, Nodak Insurance Company and NI Holdings will be in a better position after the Conversion to take advantage of any such opportunities that may arise.

Doing business in the stock form also will enable NI Holdings to use stock-related incentive programs to attract and retain executive and other personnel.

Effects of the Conversion on Policyholders

In General

Each policyholder in a mutual insurance company, such as Nodak Mutual, has certain interests in the insurance company issuing the policy, including the contractual right to insurance coverage and the right to vote when provided by the company’s articles of incorporation or bylaws or as provided by law. Policyholders also may have the right to share in a liquidating distribution of the insurer’s net worth if the insurer were to voluntarily dissolve and liquidate its business and properties.

A policyholder of a mutual insurance company must have an in-force insurance policy issued by that company in order to be a member of that company. Except to the extent that a membership interest is deemed to have value in connection with the conversion of an insurance company from mutual to stock form, this interest as a member has no market value because it cannot be separated from the underlying policy and, in any event, is not transferable. A policyholder whose policy is cancelled, terminated or not renewed will lose his or her interest as a member. As of the completion of the Conversion, all membership interests in Nodak Mutual, except contract rights under policies of insurance, will terminate. Instead, policyholders of Nodak Mutual will become members of Nodak Mutual Group, Inc.

If the Plan of Conversion is not approved by Nodak Mutual’s Eligible Voters, or if the Conversion is not completed for any other reason, Nodak Mutual will continue to operate as a mutual insurance company. In that case, members will retain the rights described above.

Continuity of Insurance Coverage and Business Operations

Nodak Mutual’s conversion to stock form will not change the insurance protection or premiums under Nodak Mutual’s in-force insurance policies. During and after the Conversion, the normal business of issuing insurance policies and paying claims will continue without change or interruption. After the Conversion, Nodak Mutual (as converted) will continue to provide insurance coverage and services to its policyholders under in-force policies.

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Voting Rights

After the Conversion, the voting rights of all members of Nodak Mutual will cease. Policyholders will no longer have the right to vote on any matter involving Nodak Insurance Company. Instead they will become members of Nodak Mutual Group and will have voting rights as members of that company, including the right to elect the directors of Nodak Mutual Group. NI Holdings will own all of the outstanding shares of Nodak Insurance Company capital stock and will elect the directors of Nodak Insurance Company.

Voting rights in NI Holdings will be held by the shareholders of NI Holdings. Each holder of NI Holdings common stock will be entitled to vote on any matter to be considered by NI Holdings shareholders, subject to the terms of NI Holdings’ articles of incorporation and bylaws and to the provisions of North Dakota law. Because 55% of the outstanding shares of NI Holdings common stock will be owned by Nodak Mutual Group, the board of directors of Nodak Mutual Group, which is elected by its members, will be able to control the election of directors of NI Holdings.

Policyholder Dividends

Nodak Mutual has no in-force insurance policies that “participate” or provide for the payment of policy dividends. Therefore, the Conversion will not cause any policyholder to lose dividend rights or expectancies that may have existed in the period when Nodak Mutual operated as a mutual insurance company. Nodak Insurance Company can elect to continue to pay premium rebates with respect to certain types of insurance policies based on favorable loss experience.

Rights Upon Dissolution After Conversion

After the Conversion, policyholders will have no right to receive a pro rata distribution of any remaining surplus of Nodak Insurance Company upon its dissolution. Instead, this right will vest in NI Holdings, as the sole shareholder of Nodak Insurance Company. In the event of a liquidation, dissolution or winding up of NI Holdings, shareholders of NI Holdings would be entitled to receive, after payment of all debts and liabilities of NI Holdings, a pro rata portion of any liquidating distribution that is made of Holdings’ remaining assets.

Determination of the Price per Share and the Number of Shares to be Offered

The Act requires that, as part of the mutual-to-stock conversion of Nodak Mutual, Eligible Members must be offered the right to purchase stock of the stock insurance company (or a holding company for the stock insurance company, in this case, NI Holdings). In such stock offering, the aggregate pro forma value of Nodak Mutual is determined by a qualified valuation expert engaged for this purpose. The value can be expressed as a valuation range. Feldman Financial Advisors, Inc. (“Feldman Financial”), which was engaged to serve as the independent valuation expert in the Conversion, prepared an appraisal report valuing Nodak Mutual (the “Appraisal Report”). In its report dated April 29, 2016, Feldman Financial estimated that the appraised value of Nodak Mutual is between $230 million and $170 million, with a midpoint value of $200 million.

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Under the Plan, we will offer for sale 45% of the shares of NI Holdings, based upon the underlying pro forma appraised value of Nodak Mutual. This means the offering will range between $76,500,000 and $103,000,000, with a midpoint offering amount of $90,000,000.

The Conversion Stock will be sold at $10.00 per share consistent with the typical offering price per share for many converting mutual companies.

If NI Holdings is unable to sell at least 7,650,000 shares, then unless the Offering range is revised with the approval of the Insurance Department, the Conversion and Offering must be terminated, all subscriptions and orders cancelled and all funds returned.

Feldman Financial’s valuation is not a recommendation as to the advisability of purchasing shares of NI Holdings. In preparing its Appraisal Report, Feldman Financial did not independently verify the financial statements and other information provided by Nodak Mutual, nor did Feldman Financial value independently the assets or liabilities of Nodak Mutual. The Appraisal Report considers Nodak Mutual as a going concern and should not be considered as an indication of the liquidation value of Nodak Mutual. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, any of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the Conversion will thereafter be able to sell such shares at prices at or above the initial purchase price in the Conversion of $10.00 per share.

Redemption of Subscription Rights

We have distributed a total of 9,000,000 subscription rights to Eligible Members. Each Eligible Member received the same number of subscription rights, namely 322, which was determined by dividing the midpoint of the offering range by the number of Eligible Members. Each Eligible Member may elect to have all, but not less than all, of such member’s subscription rights redeemed by NI Holdings for cash in an amount equal to $0.67 per subscription right, or a total of $215.74.

If an Eligible Member does not purchase any shares of stock in the Offering, such member will be deemed to have elected to have all of such member’s subscription rights redeemed. An Eligible Member is not required to submit an election form to receive the redemption payment.

If an Eligible Member purchases any shares of stock in the Offering, none of the subscription rights held by such member will be redeemed. If the subscription rights of an Eligible Member are redeemed by NI Holdings, such Eligible Member will not be permitted to purchase shares of stock in the Offering.

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Only subscription rights held by an Eligible Member will be redeemed if not exercised. If an Eligible Member transfers such member’s subscription rights, those subscription rights will not be redeemed if they are not exercised.

The redemption price for the subscription rights was determined by Feldman Financial in accordance with the method set forth in the Act for determining such redemption price.

Limitations on Conversion Stock Purchases

The Plan of Conversion includes the following limitations on the number of shares of Conversion Stock that may be purchased in the Conversion:

•	No fewer than 25 shares or $250 of Conversion Stock may be purchased, to the extent such shares are available.

•	No person may purchase more than 5% of the total number of shares sold in the Offering, subject to the limitation on groups of persons acting in concert described below.

•	The maximum number of shares of stock subscribed for or purchased in all categories of the Offering by any person, together with associates of and groups of persons acting in concert with such persons, cannot exceed 5% of the total number of shares sold in the Offering with the exception of the ESOP, which may purchase up to 9.9% of the total number of shares sold in the Offering. The Company currently expects that the ESOP will purchase 240,000 shares, which is 2.7% at the midpoint of the Offering.

Restrictions on Transfer of Subscription Rights and Shares

Except as described above under “Transfers of Subscription Rights,” subscription rights granted under the Plan of Conversion are not transferable. Accordingly, except for such permitted transfers, any person receiving subscription rights under the Plan of Conversion may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of those subscription rights or the shares of Conversion Stock to be issued upon their exercise. Subscription rights may be exercised only for the account of the person receiving those rights under the Plan of Conversion or a permitted transferee. A person subscribing to Conversion Stock by exercise of subscription rights received under the Plan of Conversion or as a result of a permitted transfer will be required to certify that he or she is purchasing the shares solely for his or her own account and also that there is no agreement or understanding with any other person regarding the sale or transfer of such shares.

Shares of NI Holdings common stock purchased in the Offering will thereafter be freely transferable under the Securities Act of 1933, as amended (“1933 Act”); provided, however that shares issued to directors and officers of Nodak Mutual and NI Holdings will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act (except for certain limited permitted transfers) and will be subject to additional transfer restrictions under Rule 144 of the 1933 Act.

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Tax Effects

For a discussion of the material United States federal income tax consequences of the conversion to Nodak Mutual and to an Eligible Member of Nodak Mutual, see the section titled “Certain Federal Income Tax Considerations” in the accompanying Prospectus.

Nodak Insurance Company’s Articles of Incorporation and Bylaws

The following is a summary of certain provisions of the Amended Articles of Incorporation and bylaws of Nodak Insurance Company, which will become effective upon the conversion of Nodak Mutual from a mutual insurance company to a stock insurance company.

Nodak Insurance Company’s amended and restated Articles of Incorporation will change the name of Nodak Mutual to “Nodak Insurance Company” and authorize Nodak Insurance Company to issue 1,000,000 shares of common stock. All of Nodak Insurance Company’s outstanding common stock will be owned by NI Holdings. Accordingly, exclusive voting rights with respect to the affairs of Nodak Insurance Company after the Conversion will be vested in the Board of Directors of NI Holdings.

Nodak Insurance Company’s amended and restated Articles of Incorporation will provide that such Articles may be further amended only if such amendment is approved by the Board of Directors of Nodak Insurance Company, and, if and to the extent required by law, approved by the Insurance Department and the shareholders of Nodak Insurance Company. The bylaws may be amended by a majority vote of the Board of Directors of Nodak Insurance Company or by NI Holdings as Nodak Insurance Company’s sole shareholder.

Termination of the Plan of Conversion

The Plan of Conversion may be terminated at any time prior to the effective date of the Conversion by the Board of Directors of Nodak Mutual.

Interpretation and Amendment of the Plan of Conversion

All interpretations of the Plan of Conversion by the Boards of Directors of Nodak Mutual and NI Holdings will be final, conclusive and binding upon all persons. The Plan of Conversion may be amended by Nodak Mutual’s Board of Directors at any time before it is approved by the Insurance Department.

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RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that you vote “FOR” approval of the Plan of Conversion, “FOR” approval of the Amended and Restated Articles of Incorporation of Nodak Mutual, and “FOR” the Reorganization.

PLEASE NOTE: A vote in favor of the Plan of Conversion does not mean that you must purchase conversion stock in the Offering, and a vote against the Plan of Conversion does not mean you may not purchase stock in the Offering or have your subscription rights redeemed for cash. You may vote in favor of the Plan of Conversion and decide not to purchase stock in the Offering, in which case your subscription rights will be redeemed for cash if the Plan of Conversion is approved and the conversion is completed. You may also vote against the Plan of Conversion and decide to purchase stock in the conversion or have your subscription rights redeemed for cash. If the Plan of Conversion and the Reorganization are not approved by the Eligible Voters, the Conversion will not be completed, no stock will be sold, and no subscription rights will be redeemed for cash.

ADDITIONAL INFORMATION

WE URGE YOU TO CONSIDER CAREFULLY THIS PROXY STATEMENT, INCLUDING PARTICULARLY THE PROSPECTUS THAT ACCOMPANIES THIS PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, WE REQUEST THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO MICHAEL J. ALEXANDER, EXECUTIVE VICE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NODAK MUTUAL, AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. YOUR PROXY SHOULD BE COMPLETED, SIGNED AND MAILED USING THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED ON OR BEFORE _____________, 2016 [INSERT DEADLINE].

THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE CONVERSION STOCK. SUCH OFFERS MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS.

_______________, 2016

Fargo, North Dakota

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NODAK MUTUAL INSURANCE COMPANY

I/We hereby appoint Michael J. Alexander and Brian R. Doom, or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent me/us and to vote for me/us as designated on the reverse side, at the Special Meeting of Members to be held on ___________, 2016, or any postponement or adjournment thereof.

This proxy, if properly signed, will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (a) “FOR” APPROVAL OF THE PLAN OF CONVERSION, and (b) “FOR” APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NODAK MUTUAL INSURANCE COMPANY. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Special Meeting of Members or any postponement or adjournment thereof.

Voting in favor of the Plan of Conversion will not obligate you to purchase NI Holdings, Inc. common stock in the offering.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NODAK MUTUAL INSURANCE COMPANY.

Please vote and sign on the other side.

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☒	Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

Approval of the Plan of Conversion:

FOR    ☐    AGAINST     ☐

Approval of the Amended and Restated Articles of Incorporation of Nodak Mutual Insurance Company:

FOR    ☐    AGAINST     ☐

The undersigned hereby acknowledges receipt of the Proxy Statement dated ________________, 2016 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

(PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED PROXY REPLY ENVELOPE)

Signature ____________________________________________ Date ___________, 2016

Only one signature is required in the case of joint subscribers. Please sign exactly as name appears hereon.

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